UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 6, 2007, the decision was made that Timothy Harkness would no longer serve as Senior Vice President and Chief Financial Officer of Nektar Therapeutics (“Nektar”). In connection with his departure, Nektar and Mr. Harkness have entered into a Separation and General Release Agreement (the “Separation Agreement”) on December 10, 2007. The Separation Agreement provides for the following: (i) Mr. Harkness will receive a lump sum severance payment of $385,000, as well as monthly severance payments of $27,500 each for up to 12 months (unless Mr. Harkness commences employment with another employer prior to the expiration of this 12-month period), less all applicable withholdings and standard deductions and subject to certain delays in payments; (ii) Nektar will be responsible for approximately 12 months of COBRA continuation coverage (unless Mr. Harkness commences employment with another employer prior to the expiration of this 12-month period); (iii) Mr. Harkness became immediately vested in options to purchase 12,500 shares of Nektar’s common stock and will have the right to exercise his vested stock options until December 10, 2008, and (iv) Mr. Harkness and Nektar entered into a mutual general release of all claims, obligations and liabilities.

(c) On December 6, 2007, John Nicholson was appointed by Nektar’s Board of Directors to succeed Mr. Harkness as Senior Vice President and Chief Financial Officer. In connection with this appointment, Nektar and Mr. Nicholson entered into a Letter Agreement (“the Letter Agreement”) on December 10, 2007.

Mr. Nicholson, age 56, joined Nektar on October 2, 2007 as Senior Vice President of Corporate Development and Business Operations. Before joining Nektar, Nicholson spent 18 years in various executive roles at Schering Berlin, Inc., the U.S. management holding company of Bayer Schering Pharma AG, a pharmaceutical company. From 1997, he served as Schering Berlin Inc.’s Vice President of Corporate Development and Treasurer. Since 2001, he served concurrently as the President of Schering Berlin Insurance Co., and since 2007, he served concurrently as President of Bayer Pharma Chemicals Co. and Schering Berlin Capital Corp. Mr. Nicholson holds a B.B.A. from the University of Toledo.

Under the terms of the Letter Agreement, Mr. Nicholson’s annual base salary is $425,000 and his annual performance bonus target is at least 50% of his base annual salary (“Performance Bonus Target”) pro-rated for his partial period of service in 2007. Mr. Nicholson’s actual annual performance bonus will range from 0% to 150% of the Performance Bonus Target based on the Compensation Committee’s assessment (in consultation with the Chief Executive Officer) of his achievement of a combination of corporate and personal objectives. On December 10, 2007, in connection with his appointment as Chief Financial Officer, Mr. Nicholson was granted a restricted stock unit award with respect to 10,000 shares of Nektar’s common stock. The restricted stock units (“RSUs”) will vest according to a 4-year vesting schedule with 25% of the RSUs vesting on the one-year anniversary of the date of grant and the remainder vesting annually on a pro-rata basis over the remaining 3 years. Mr. Nicholson is also eligible to participate in Nektar’s standard executive benefits program including Nektar’s change of control severance benefit plan.

If Nektar terminates Mr. Nicholson’s employment without cause or if Mr. Nicholson terminates his employment for good reason (as such terms are defined in the Letter Agreement), Mr. Nicholson will be entitled, subject to the terms of the Letter Agreement, to (i) a cash severance payment equal to Mr. Nicholson’s total annual cash compensation target (including base salary and the then-effective Performance Bonus Target) for the year in which his termination occurs, (ii) pro-rata vesting credit for his stock option granted October 2, 2007 if the date of termination occurs prior to the first anniversary of the grant date, (iii) a 12-month period following the termination date in which to exercise the vested and unexercised portion of all stock options held by him, and (iv) payment by Nektar of all applicable COBRA payments for him and his family until the first anniversary of the termination date (or, if earlier, the date on which he becomes eligible for comparable benefits with another employer).

(e) Reference is made to Items 5.02(b) and (c) with respect to the description of the terms and conditions of the Separation Agreement and Letter Agreement, which descriptions are incorporated by reference into this Item 5.02(e) in their entirety.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 6, 2007, the Board of Directors approved an amendment to Nektar’s current bylaws and adopted an Amended and Restated Bylaws (the “Amended and Restated Bylaws”). The amendment to Article VII Section 34 of the Bylaws clarifies the process by which certificated and uncertificated shares are issued and transferred. This amendment was adopted to permit Nektar to be eligible for participation in the Direct Registration System which, effective as of January 1, 2008, will be required of all NASDAQ Stock Market listed companies. The Direct Registration System allows stockholders to have securities registered in their names in electronic (book-entry) form without issuance of physical certificates and allows stockholders to transfer securities electronically to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates.

The Board of Directors also amended the title of the Bylaws to reflect Nektar’s current name, Nektar Therapeutics.

A copy of the Amended and Restated Bylaws of Nektar is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Nektar Therapeutics, dated December 6, 2007

10.1	Separation and General Release Agreement between Nektar and Timothy Harkness, dated December 10, 2007

10.2	Letter Agreement between Nektar and John Nicholson, dated December 10, 2007

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	December 12, 2007